Exhibit 10.3

INTERCEPT PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of Intercept Pharmaceuticals, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Cash Fees

Annual Cash Payments

Outside Directors (other than the Chairperson) serving on the Board of Directors shall each receive an annual cash fee in the amount of $40,000 and the Chairperson of the Board of Directors shall receive an annual cash fee of $75,000.

Payment Terms for All Cash Fees

Cash payments payable to Outside Directors shall be paid quarterly in arrears as of the last day of each fiscal quarter.

Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation pro rated during the first fiscal quarter in which he or she was initially appointed or elected for the number of days during which he or she provides service. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rated basis through his or her last day of service.

Equity Grants

            Equity grants may be made to Outside Directors from time to time as recommended by the Compensation Committee and approved by the Board of Directors and shall be granted under the Company’s 2012 Stock Incentive Plan. The Company intends to adopt a policy in the future for annual equity grants for continuing Outside Directors as well as initial equity grants for newly appointed Outside Directors.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors, and each Outside Director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board of Directors or a Committee of the Board of Directors that are incurred in connection with attendance at various conferences or meetings with management of the Company.

Amendments

The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

2